Exhibit 13.6

Advertisement: Monogram ___ Yeah 15 Sec INDICATE_SE

Duration: 15 Seconds

CTA Target: startegine.com/monogram

CTA Tagline: “Indicate”

Narrator: “What* are Monogram implants made of? They're made of 1 part advanced imaging, 2 parts 3D printed medical-grade titanium alloy, 3 parts super sweet surgical robotics, and 4 parts mega nerds that care about people. And if you're thinking, heck yeah**! then indicate your interest today at StartEngine.com/monogram.  For a limited time only.”

* Testing the waters disclaimer:

MONOGRAM ORTHOPAEDICS, INC. IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC.

YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM https://www.sec.gov/Archives/edgar/data/1769759/000110465920132504/tm2029060d6_partiiandiii.htm